Burton, Bartlett & Glogovac
427 West Plumb Lane
Reno, Nevada 89509-3766
Phone: (775) 333-0400
Fax: (775) 333-0412

September 24, 2013

Anavex Life Sciences Corp.
51 W 52nd Street, 7th floor
New York, NY 10019-6163

Ladies and Gentlemen:

             We have acted as your counsel in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) relating to the registration of up to 12,810,086 shares of common stock, par value $0.001 per share (collectively, the “Shares”) of the Company consisting of (i) 6,405,043 outstanding shares of common stock (the “Private Placement Shares”), and (ii) 6,405,043 shares of common stock issuable upon the exercise of outstanding warrants (the “Warrant Shares”), all issued or to be issued to the Selling Stockholders in accordance with the terms and conditions of the July 2013 Private Placement (the “Private Placement”) described in the Registration Statement. Capitalized terms used in this letter which are not otherwise defined herein shall have the meanings given to such terms in the Registration Statement.

             You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, and the conformity to authentic original documents of all documents submitted to us as copies. We have not verified any of these assumptions.

Anavex Life Sciences Corp.
September 24, 2013

             This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

             Based upon and subject to the foregoing, it is our opinion that: (a) the Private Placement Shares issued by the Company are duly authorized for issuance, validly issued, fully paid and nonassessable, and (b) the Warrant Shares subject to issuance are duly authorized for issuance and, when issued and paid for in accordance with the provisions of the Private Placement as described in the Registration Statement, will be validly issued, fully paid, and nonassessable.

             We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

/s/ Burton, Bartlett & Glogovac

Burton, Bartlett & Glogovac